UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

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Name: Prospector Funds, Inc.

Address of Principal Business Office:

370 Church Street
Guilford, Connecticut 06437
Telephone Number: (203) 458-1500

Name and address of agent for service of process:

Patricia A. Poglinco
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes │X│                  No │_│

SIGNATURES

    Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 12th day of June, 2007.

PROSPECTOR FUNDS, INC.

	By:	/s/ Peter N. Perugini, Jr.
	Name:	Peter N. Perugini, Jr.
	Title:	President and Treasurer

Attest:

/s/ Fola Adamolekun
Name: Fola Adamolekun
Title: Secretary

SK 02081 0009 780845